EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES UNPLANNED DOWNTIME

Houston, Texas
11 February 2010

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (NYSE - ATW), a Houston-based International Drilling Contractor, announced that the ATWOOD FALCON, owned and operated by our wholly-owned subsidiary, Atwood Oceanics Pacific Limited is currently incurring unplanned zero-rate downtime due to equipment repair issues.  The Company is expediting all repairs; however, the ATWOOD FALCON is expected to be at zero rate for two (2) to five (5) weeks, which will negatively impact diluted earnings per share for the quarter ending March 31, 2010 by $0.15 to $0.30.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including; the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2009, filed with the Securities and Exchange Commission.

Contact:  Jim Holland
           281-749-7804